EXHIBIT 2

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

BY AND BETWEEN

BAIDU HOLDINGS LIMITED
and

MOMENTUM STRATEGIC HOLDINGS, L.P.

Dated as of  June 29, 2016

TABLE OF CONTENTS

i

ii

SHARE PURCHASE AGREEMENT
This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 29, 2016, is entered into by and among (i) Baidu Holdings Limited, a British Virgin Islands company (the “Selling Shareholder”) and (ii) Momentum Strategic Holdings, L.P., a limited partnership formed under the laws of the Cayman Islands (the “Purchaser”).  The Selling Shareholder and the Purchaser are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”
W I T N E S S E T H:
WHEREAS, the Company (as defined below), together with the other Group Companies (as defined below), is a mobile and online travel platform operator;
WHEREAS, the Selling Shareholder directly owns 6,500,000 Class A Shares (as defined below);
WHEREAS, the Purchaser owns (or will own prior to the Closing (as defined below)) 392,708 Ctrip Ordinary Shares (as defined below);
WHEREAS, the Exchange Shares (as defined below) are restricted securities which have not been registered under the Securities Act (as defined below) and will not be able to be sold unless registered under the Securities Act or sold pursuant to an exemption from registration;
WHEREAS, the Selling Shareholder desires to sell to the Purchaser, on the terms and subject to the conditions set forth herein, the Subject Shares (as defined below) owned by the Selling Shareholder and associated rights embodied therein, in exchange for the Exchange Shares and associated rights embodied therein; and
WHEREAS, the Purchaser desires to transfer to the Selling Shareholder, on the terms and subject to the conditions set forth herein, the Exchange Shares and associated rights embodied therein as consideration for the purchase of the Subject Shares owned by the Selling Shareholder and associated rights embodied therein.
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:
ARTICLE I
Definitions
Section 1.1                 Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including, without limitation, with respect to any Person that is an individual, his or her Immediate Family Members.
“Agreement” has the meaning ascribed to it in the Preamble.
“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in the PRC, Hong Kong, the Cayman Islands or the British Virgin Islands are required or authorized to be closed.
“Class A Shares” means the Class A ordinary shares, par value $0.001 per share in the capital of the Company.
“Closing” has the meaning ascribed to it in Section 2.2.
“Closing Date” has the meaning ascribed to it in Section 2.2.
“Company” means Qunar Cayman Islands Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, franchise or license (whether written or oral).
“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.
“Ctrip” means Ctrip.com International, Ltd., an exempted company incorporated with limited liability under the Laws of the Cayman Islands.
“Ctrip Ordinary Shares” means fully-paid ordinary shares of Ctrip, par value $0.01 per share.
“Dispute” has the meaning ascribed to it in Section 8.3.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Shares” has the meaning ascribed to it in Section 2.1.

“Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
“Group Companies” means the Company and any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by the Company directly or indirectly through one or more intermediaries, including any variable interest entity controlled by and consolidated with the Company
“HKIAC Rules” has the meaning ascribed to it in Section 8.3.
“HKIAC” has the meaning ascribed to it in Section 8.3.
“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.
“Immediate Family Members” means, with respect to any natural Person, (a) such Person’s spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and siblings-in-law (in each case whether adoptive or biological), (b) spouses of such Person’s children, grandchildren and siblings (in each case whether adoptive or biological) and (c) estates, trusts, partnerships and other Persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing.
“Indemnified Party” has the meaning ascribed to it in Section 7.2(c).
“Indemnifying Party” has the meaning ascribed to it in Section 7.2(c).
“knowledge” means with respect to the Selling Shareholder, the knowledge actually possessed and, with respect to the Purchaser, the knowledge actually possessed.
“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.
“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.
“Liability” means any liability, cost, expense (including reasonable attorneys’ fees), debt or obligation of any kind, character or description, and whether known or unknown, accrued, absolute, determined, determinable, contingent or otherwise, and regardless of when asserted or by whom.
“Lien” means any pledge, lien, charge, right of first refusal or other option to purchase or otherwise acquire any interest, easement, security interest or other encumbrance.
“Losses” has the meaning ascribed to it in Section 7.2(a).

“Order” means any written order, injunction, judgment, decree, notice, ruling, writ, assessment or arbitration award of a Government Authority.
“Organizational Documents” means, with respect to an entity, its certificate of incorporation, articles of incorporation, by-laws, articles of association, memorandum of association, certificate of trust, trust agreement, partnership agreement, limited partnership agreement, certificate of formation, limited liability company agreement or operating agreement, as applicable.
“Party” shall have the meaning ascribed to this term in the preamble to this Agreement.
“Permit” means any approval, authorization, consent, license, permit or certificate of or issued by a Government Authority.
“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Government Authority or other entity.
“PRC” or “China” means the People’s Republic of China, excluding, for purposes of this Agreement, Hong Kong, the Macau Special Administrative Region of the PRC and Taiwan.
“Purchaser Indemnitee” has the meaning ascribed to it in Section 7.2(a).
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” shall have the meaning ascribed to this term in Section 3.8.
“Selling Shareholder Indemnitees” has the meaning ascribed to it in Section 7.2(b).
“Selling Shareholder” has the meaning ascribed to it in the Preamble.
“Standstill Agreement” means the standstill agreement, dated as of October 26, 2015, by and between Ctrip and Baidu, Inc.
“Subject Shares” has the meaning ascribed to it in Section 2.1.
“Tax” or “Taxes” means (a) any federal, national, provincial, municipal, local or taxes, duties, imposts, levies, or other like assessments in the nature of a tax, in each case, imposed by any Governmental Authority, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, and (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above.
“Taxing Authority” means any Government Authority responsible for the administration of any Tax.
“Third Party Claim” has the meaning ascribed to it in Section 7.2(c)(ii).
“Transaction Documents” means this Agreement and any other agreements or documents required to be executed and/or delivered by any Party substantially concurrently with or in connection with the execution of this Agreement or the consummation of the transactions contemplated by this Agreement.
“Transfer” means, (i) when used as a verb, to sell, assign, dispose of, transfer, exchange, pledge, encumber, hypothecate or otherwise transfer securities, assets or other property or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction, merger, recapitalization, scheme of arrangement, amalgamation or other transaction or by operation of law), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such securities, assets or other property or any participation or interest therein or any agreement or commitment to do any of the foregoing.
“U.S.” means the United States of America.
Section 1.2                 Interpretation and Rules of Construction.
(a)        Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:
(i)    the provision of a Table of Contents, the division of this Agreement into articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;
(ii)    any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;
(iii)                  any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;
(iv)                  the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;
(v)    words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;
(vi)                  when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;
(vii)                  the term “non-assessable,” when used with respect to any Shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof; and
(viii)                  except as otherwise provided herein, any reference in this Agreement to $ or US$ means U.S. dollars, the lawful currency of the U.S.
(b)        In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II

Sale and Purchase of Shares
Section 2.1                 Sale and Purchase of Shares.  Upon the terms and subject to the conditions set forth herein, at the Closing, the Selling Shareholder shall sell and transfer to the Purchaser, 6,500,000 Class A Shares (the “Subject Shares”), free and clear of all Liens, and the Purchaser shall sell and transfer to the Selling Shareholder, 392,708 Ctrip Ordinary Shares (the “Exchange Shares”), free and clear of all Liens.

Section 2.2                 Closing Date. The sale and purchase of all Subject Shares and Exchange Shares as contemplated by this Agreement (the “Closing”) shall take place on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or waiver of the last of the conditions set forth in Article V to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), or at such other time, date and location as the parties hereto agree in writing.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

Section 2.3                 Closing Deliveries by the Selling Shareholder. At the Closing, the Selling Shareholder shall deliver or cause to be delivered to the Purchaser:
(a)        the original certified true copy of the register of members of the Company, dated as of the Closing Date and duly certified by the registered office provider of the Company, evidencing the ownership by the Purchaser of the Subject Shares; and

(b)        a copy of the share certificate(s) in the name of the Purchaser, dated as of the Closing Date and duly executed on behalf of the Company, evidencing the ownership by the Purchaser of the Subject Shares (with the original(s) to be delivered to the Purchaser within three (3) Business Days after the relevant Closing).
Section 2.4                 Closing Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Selling Shareholder:
(a)        the original certified true copy of the register of members of Ctrip, dated as of the Closing Date and duly certified by the registered office provider of Ctrip, evidencing the ownership by the Selling Shareholder of the Exchange Shares; and
(b)        a copy of the share certificate(s) in the name of the Selling Shareholder, dated as of the Closing Date and duly executed on behalf of Ctrip, evidencing the ownership by the Selling Shareholder of the Exchange Shares (with the original(s) to be delivered to the Selling Shareholder within three (3) Business Days after the relevant Closing).
ARTICLE III

Representations and Warranties of the Selling Shareholder
The Selling Shareholder hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article III.
Section 3.1                 Organization and Good Standing.  The Selling Shareholder is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
Section 3.2                 Title to the Subject Shares.  The Selling Shareholder is the sole and exclusive record owner of the Subject Shares as of the date hereof and as of the Closing Date. The Selling Shareholder is the sole beneficial owners of the Subject Shares, free and clear of any and all Liens.  The Selling Shareholder is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Subject Shares, and other than this Agreement and any of the Transaction Documents to which it is a party, there are no outstanding contracts or understandings to which the Selling Shareholder is a party involving the purchase, sale or other acquisition or disposition of the Subject Shares or any interest therein.  Upon consummation of the Closing as provided in Article II, the Purchaser will have good and valid title to the Subject Shares, free and clear of all Liens and restrictions on Transfer (except for restrictions on Transfer under applicable securities Laws) and the Subject Shares shall be fully paid and non-assessable with the Purchaser being entitled to all rights accorded to a holder of Subject Shares.  The sale of the Subject Shares pursuant to this Agreement is not subject to preemptive or other similar rights.
Section 3.3                 Authorization. The Selling Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Transaction Documents by such the Selling Shareholder have been duly authorized by all necessary corporate action on the part of the Selling Shareholder.  This Agreement has been, and the Transaction Documents to which the Selling Shareholder is a party have been or prior to the Closing will be, duly executed and delivered by such the Selling Shareholder, and, when executed and delivered by the Selling Shareholder, assuming due authorization, execution and delivery by the Purchaser, constitutes legal, valid and binding obligations of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.
Section 3.4                 Conflicts; Consents of Third Parties. The execution, delivery and performance by the Selling Shareholder of this Agreement and the Transaction Documents do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Selling Shareholder, (ii) conflict with or violate any Law or Order applicable to the Selling Shareholder or the assets, properties or businesses of the Selling Shareholder, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which any the Selling Shareholder is a party or result in the creation of any Lien upon any of the properties or assets of the Selling Shareholder, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not, individually or in the aggregate, material affect the authority or ability of the Selling Shareholder to perform its obligations under this Agreement or any of the Transaction Documents.
Section 3.5                 No Litigation.  There are no Legal Proceedings by or against any of the Selling Shareholder, the Subject Shares, pending before any Governmental Authority or to the knowledge of the Selling Shareholder, threatened to be brought by or before any Governmental Authority (a) which would be reasonably expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Selling Shareholder to perform its obligations under this Agreement or any of the Transaction Documents or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.
Section 3.6                 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Selling Shareholder.
Section 3.7                 Exempt Offering.  Assuming the accuracy of the Purchaser’s representations and warranties herein, the offer and sale of the Subject Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.

Section 3.8                 Purchase for Own Account; Economic Risk.  The Selling Shareholder is acquiring the Exchange Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”).  The Selling Shareholder acknowledges that it (a) can bear the economic risk of its investment in the Exchange Shares, (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Exchange Shares and (c) has independently and without reliance upon the Purchaser, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and complete the transactions contemplated hereunder, except that it has relied upon the Purchaser’s express representations, warranties, covenants and agreements in this Agreement.
Section 3.9                 Private Placement; Non-U.S. Person.  The Selling Shareholder understands that (a) the Exchange Shares have not been registered under the Securities Act or any state securities Laws and (b) the Exchange Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.  The Selling Shareholder represents that either: (i) it is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) it is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.
ARTICLE IV

Representations and Warranties of the Purchaser
The Purchaser represents and warrants to the Selling Shareholder, as of the date hereof and as of the Closing Date, except if a representation or warranty is made as of a specified date, as of such date, each of the representations and warranties contained in this Article IV.
Section 4.1                Organization and Good Standing.  The Purchaser is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
Section 4.2                 Title to the Exchange Shares.  As of the Closing Date, the Purchaser will be the record and beneficial owner of the Exchange Shares, free and clear of any and all Liens.  As of the Closing Date, the Purchaser is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Exchange Shares, and other than this Agreement and any of the Transaction Documents to which it is a party, there are no outstanding contracts or understandings to which the Purchaser is a party involving the purchase, sale or other acquisition or disposition of the Exchange Shares or any interest therein.  Upon consummation of the Closing as provided in Article II, the Selling Shareholder will have good and valid title to the Exchange Shares, free and clear of all Liens and restrictions on Transfer (except for restrictions on Transfer under applicable securities Laws and the Standstill Agreement).  The sale of the Exchange Shares pursuant to this Agreement is not subject to preemptive or other similar rights.

Section 4.3                 Authorization.  The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Transaction Documents by the Purchaser have been duly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement has been, and the Transaction Documents to which the Purchaser is a party have been or prior to the Closing will be, duly executed and delivered by the Purchaser, and, when executed and delivered by the Purchaser, assuming due authorization, execution and delivery by the Selling Shareholder, constitutes legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.
Section 4.4                 Conflicts; Consents of Third Parties. The execution, delivery and performance by the Purchaser of this Agreement and the Transaction Documents do not and will not (i) violate, conflict with or result in the breach of any provision of Organizational Documents of the Purchaser, (ii) conflict with or violate any Law or Order applicable to the Purchaser or the assets, properties or businesses of the Purchaser, or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, Permit or other instrument or arrangement to which the Purchaser is a party or result in the creation of any Lien upon any of the properties or assets of the Purchaser other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not affect the Purchaser’s ability in material respects to consummate the transactions contemplated herein.
Section 4.5                 No Litigation.  There are no Legal Proceedings by or against the Purchaser, its Exchange Shares, pending before any Governmental Authority or threatened to be brought by or before any Governmental Authority (a) which would be reasonably expected to, individually or in the aggregate, result in a material adverse effect on the authority or ability of the Purchaser to perform its obligations under this Agreement or any of the Transaction Documents or (b) that relate to or challenge the validity of this Agreement or the transactions contemplated hereby.
Section 4.6                Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.
Section 4.7                 Exempt Offering.  The offer and sale of the Exchange Shares under this Agreement are or will be exempt from the registration requirements and prospectus delivery requirements of the Securities Act, and from the registration or qualification requirements of any other applicable securities Laws and regulations.
Section 4.8                 Purchase for Own Account; Economic Risk. The Purchaser is acquiring the Subject Shares for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act.  The Purchaser acknowledges that it (a) can bear the economic risk of its investment in the Subject Shares, (b) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Subject Shares and (c) has independently and without reliance upon the Selling Shareholder, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement and complete the transactions contemplated hereunder, except that it has relied upon the Selling Shareholder’ express representations, warranties, covenants and agreements in this Agreement.
Section 4.9                 Private Placement; Non-U.S. Person.  The Purchaser understands that (a) the Subject Shares have not been registered under the Securities Act or any state securities Laws and (b) the Subject Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.  The Purchaser represents that either: (i) it is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) or (ii) it is not a U.S. Person and is located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act.
ARTICLE V

Condition to the Closing
Section 5.1                 Conditions to Obligations of All Parties.
(a)        No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the transactions contemplated by the Transaction Documents.
(b)        No Legal Proceedings shall have been instituted by a Governmental Authority of competent jurisdiction or any third party that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the transactions contemplated by the Transaction Documents.
Section 5.2                Conditions to Obligations of the Purchaser. The obligations of the Purchaser to purchase and pay for the Subject Shares as contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion:
(a)        The representations and warranties of the Selling Shareholder contained in Article III of this Agreement shall have been true and correct in all material respects on the date of this Agreement and true and correct in all material respects  (or, if qualified by materiality or material adverse effect, true and correct in all respects) on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, in which case on and as of such specified date).
(b)        The Selling Shareholder shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.
(c)        All corporate and other actions required to be taken by the Selling Shareholder in connection with the sale of the Subject Shares shall have been completed.
Section 5.3                 Conditions to Obligations of the Selling Shareholder. The obligation of the Selling Shareholder to purchase and pay for the Exchange Shares as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Selling Shareholder in their sole discretion:
(a)        The representations and warranties of the Purchaser contained in Article IV of this Agreement shall have been true and correct in all material respects on the date of this Agreement and true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on and as of the Closing Date.
(b)        The Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.
(c)        All corporate and other actions required to be taken by the Purchaser in connection with the purchase of the Subject Shares and the transfer of the Exchange Shares shall have been completed.
ARTICLE VI

Covenants and Additional Agreements
Section 6.1                 Further Assurances.  Each Party shall take all actions necessary or advisable and do all things (including to execute and deliver documents and other papers) necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 6.2                 Confidentiality and Publicity.
(a)        Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all confidential information with respect to the other Parties, or relating to the transactions contemplated hereby, (ii) in the event that any Party or any agent, representative, Affiliate, employee, officer or director of such Party becomes legally compelled to disclose any such information (except for information that is required to be disclosed in any filing or reporting required under applicable securities law, including any filing on or in connection with a Schedule 13D or Schedule 13G, as the case may be, or any amendments thereto and including any rule or regulation of any national securities exchange), provide the relevant Party with prompt written notice of such requirement so that the relevant Party may seek a protective order or other remedy or waive compliance with this Section 6.2(a), and (iii) in the event that such protective order or other remedy is not obtained, or the relevant Party waive compliance with this Section 6.2(a), furnish only that portion of such confidential information which is legally required to be provided and exercise its reasonable endeavors to obtain assurances that confidential treatment will be accorded such information; provided, however, that this Section 6.2(a) shall not apply to any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by such Party or any of its agents, representatives, Affiliates, employees, officers or directors.
(b)        No Party shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by the Selling Shareholder) or of the Selling Shareholder (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority.
Section 6.3                 Tax Filing.
(a)         The Parties hereby acknowledge, covenant and agree that (i) the Purchaser shall have no obligation to pay any Tax assessed by the applicable PRC Taxing Authority on the Selling Shareholder, or any other Tax of a nature that is required by applicable Law to be paid by the Selling Shareholder with respect to the sale of the Subject Shares pursuant to this Agreement and (ii) the Selling Shareholder agree to bear and pay any Tax assessed by the applicable PRC Taxing Authority on the Selling Shareholder with respect to the sale of the Subject Shares pursuant to this Agreement. The Parties hereby acknowledge, covenant and agree that (i) the Selling Shareholder shall have no obligation to pay any Tax assessed by the applicable PRC Taxing Authority on the Purchaser, or any other Tax of a nature that is required by applicable Law to be paid by the Purchaser with respect to the sale and disposition of the Exchange Shares in exchange for the Subject Shares pursuant to this Agreement and accordingly the Selling Shareholder shall not withhold (or otherwise pay) any amount in respect of such Taxes from the Subject Shares to be delivered in exchange for the Exchange Shares, and (ii) the Purchaser agrees to bear and pay any Tax assessed by the applicable PRC Taxing Authority on the Purchaser with respect to the sale and disposition of the Exchange Shares pursuant to this Agreement.
(b)        The Purchaser shall and its Affiliates shall provide (and shall use all reasonable efforts to cause the Company to provide) the Selling Shareholder with all information and assistance, in a timely manner, that is reasonably requested by the Selling Shareholder in connection with Tax reporting, and payment of any Tax imposed by the applicable PRC Taxing Authority in respect of the sale of the Subject Shares and related Tax proceedings and communications with the applicable PRC Taxing Authority, to the extent that such information or assistance by the Purchaser or its Affiliates is not restricted under applicable Law or contracts in effect on the date hereof to which the Purchaser or any of its Affiliates is a party.

ARTICLE VII

Indemnification
Section 7.1                 Survival of Representations, Warranties and Covenants.  The representations and warranties of each Party contained in this Agreement shall survive the Closing indefinitely.  The covenants and other agreements of each Party contained in this Agreement shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement.  Neither the period of survival nor the liability of any Party with respect to their respective representations, warranties, covenants and agreements shall be reduced by any investigation made at any time by or any other Party.
Section 7.2                 Indemnification.
(a)        Indemnification by the Selling Shareholder.  From and after the Closing, each of the Selling Shareholder shall indemnify, defend and hold harmless the Purchaser and its Affiliates and its officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against all Liabilities, losses, damages, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, fines and penalties (collectively,  “Losses”) suffered or incurred by the Purchaser Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims)  arising out of or relating to:
(i)    Any inaccuracy in or breach of any representation or warranty set forth in Article III by such the Selling Shareholder under this Agreement;
(ii)    any breach or violation of, or failure to perform, any covenants or agreements in Article VI made herein by such the Selling Shareholder; or
(iii)                  any Tax obligations of the Purchaser or its Affiliates arising from the failure of such the Selling Shareholder to comply with its obligations under Section 6.3.
(b)        Indemnification by the Purchaser.  From and after the Closing, the Purchaser shall indemnify, defend and hold harmless the Selling Shareholder, its Affiliates and its officers, directors, employees, agents, successors and permitted assigns (collectively, the “Selling Shareholder Indemnitees”) from and against all Losses suffered or incurred by the Selling Shareholder Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) arising out of or relating to:
(i)    any inaccuracy in or breach of any representation or warranty set forth in Article IV made herein by the Purchaser under this Agreement;
(ii)    any breach or violation of, or failure to perform, any covenants or agreements made herein by the Purchaser; or

(iii)                  any Tax obligations of the Selling Shareholder or their respective Affiliates arising from the failure of the Purchaser to comply with its obligations under Section 6.3.
(c)        Procedures Relating to Indemnification.
(i)    Any Party seeking indemnification under this Section 7.2 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice of any matter which such Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the nature of the claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.  If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute.  If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 8.3.
(ii)    If an Indemnified Party shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Loss under this Section 7.2, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 7.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure.  If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense.  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party.  Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party.  No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.
Section 7.3                 Certain Limitations.  The indemnification provided for in Section 7.2 shall be subject to the following limitations:
(a)        The Indemnified Party shall not be entitled to recover under this Agreement or any other agreement or document entered into or delivered concurrent with or in connection with the execution of this Agreement more than once in respect of the same Losses suffered.
(b)        In no event shall any Indemnifying Party be liable to any Indemnified Party for indemnification under Section 7.2 for any punitive, incidental, consequential, special or indirect damages.
(c)        Notwithstanding anything in this Agreement to the contrary, any Loss under this Article VII shall be determined without giving effect to any qualification contained in any representation and warranty as to materiality, including material adverse effect.
(d)        Notwithstanding anything in this Agreement to the contrary, the limitations on indemnification and liability set forth in this Section 7.3 shall not apply to a claim for Losses arising out of fraud or willful misconduct by any Party.
(e)        For the avoidance of doubt, an Indemnified Party shall be entitled to recover from the applicable Indemnifying Party under this Article VII for any Losses incurred by such Indemnified Party arising out of or resulting from the breach of any representation, warranty, covenant or agreement contained herein, as applicable, whether or not such Indemnified Party (or any of its Affiliates or Representatives) had any knowledge of the breach (or knowledge of any other facts or circumstances relating thereto) on or prior to the date hereof.
Section 7.4                 Tax Treatment of Indemnification Payments.  All indemnification payments made under this Article VII shall be treated as adjustments to the aggregate consideration paid to the Selling Shareholder for Tax purposes, unless otherwise required by applicable Law.
Section 7.5                 Indemnification Sole and Exclusive Remedy.  Following the Closing, indemnification pursuant to this Article VII shall be the sole and exclusive remedy of the Parties and any parties claiming by or through any Party (including the Indemnified Parties)

related to or arising from any breach of any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement, except in each case pursuant to Section 8.5 or in the case of fraud or willful misconduct.
ARTICLE VIII

Miscellaneous
Section 8.1                 Expenses.  Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby.
Section 8.2                 Governing Law. This Agreement and any dispute, controversy or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the Laws of the State of New York (without regard to its conflicts of laws rules that would mandate the application of the Laws of another jurisdiction).
Section 8.3                 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each a “Dispute”) shall be finally settled by arbitration.
(a)        The place and seat of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in force (the “HKIAC Rules”).
(b)        The law of this arbitration clause as set forth in Section 8.2 shall be the Laws of the State of New York.
(c)        The number of arbitrators shall be three (3).  In the event that there are more than two parties to an arbitration, one arbitrator shall be appointed jointly by the Selling Shareholder and one arbitrator shall be appointed by the Purchaser.  The third arbitrator, who shall serve as chairperson of the arbitral tribunal, shall be selected by the mutual agreement of the arbitrators appointed by the first two Parties.  Any arbitrator that is not so appointed shall instead be appointed in accordance with the HKIAC Rules.
(d)        The language to be used in the arbitration proceedings shall be English.
(e)        Subject to the agreement of the arbitral tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s) shall be resolved by the arbitral tribunal already appointed to hear the existing Dispute(s).
(f)        The award of the arbitral tribunal shall be final, conclusive and binding upon the Parties.

(g)        Judgment upon any award may be entered and enforced in any court having jurisdiction over a Party or any of its assets.  For the purpose of the enforcement of an award, the Parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement, including any defenses based on lack of personal jurisdiction or inconvenient forum.
Section 8.4                Entire Agreement; Amendments and Waivers.  This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser and the Selling Shareholder.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.
Section 8.5                 Specific Performance.  The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, each Party shall be entitled to specific performance of the terms hereof.  It is accordingly agreed that, each Party shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.
Section 8.6                 Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by fax (with written confirmation of transmission) or (iii) two (2) Business Days following the day sent by international overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this Section 8.6):
(a)            If to the Purchaser, to:
Momentum Strategic Holdings, L.P.
Walkers Corporate Limited
Cayman Corporate Centre
27 Hospital Road, George Town
Grand Cayman KY1-9008
Email:  cwong@dmsoffshore.com

(b)            If to the Selling Shareholder, to:
No. 10 Shangdi 10th Street
Haidian District, Beijing
People’s Republic of China
Attention:  Tony Yip, Vice President
Facsimile:  +(8610) 5992 0061

Section 8.7                 Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 8.8                 Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) the Selling Shareholder, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Purchaser, and (ii) the Purchaser directly or indirectly (by operation of law or otherwise), without the prior written consent of the Selling Shareholder, and any attempted assignment in violation of this Section 8.8 shall be void; provided that the Purchaser may assign its rights and obligations under this Agreement to any of its Affiliates; provided further, that any such assignment shall not relieve the Purchaser of its obligations under this Agreement to the extent not performed by such Affiliate.
Section 8.9                 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
Section 8.10               Termination.
(a)        This Agreement may be terminated at any time prior to the Closing: (i) by the mutual written consent of the Parties; (ii) by the Purchaser by written notice to the Selling Shareholder if the Purchaser is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Selling Shareholder pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article V and such breach, inaccuracy or failure cannot be cured by such the Selling Shareholder within thirty (30) days; or (iii) by the Selling Shareholder by written notice to the Purchaser if no Selling Shareholder is then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article V and such breach, inaccuracy or failure cannot be cured by the Purchaser within thirty (30) days.
(b)        In the event of the termination of this Agreement in accordance with this Section 8.10, this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto except: (i) as set forth in Section 6.2, Article VII and in this Article VIII; and (ii) that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.
MOMENTUM STRATEGIC HOLDINGS, L.P.

By:	/s/ Amber Ramsey
	Name:	Amber Ramsey
	Title:	Director of Momentum Strategic GP, Ltd.
as General Partner of Momentum Strategic Holdings, L.P.

[Signature Page to SPA]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

[Signature Page to SPA]